EMPLOYMENT CONTINUATION AGREEMENT

        This Employment Continuation Agreement dated as of February 2, 2004 ("Agreement") is by and between Protective Life Corporation, a Delaware corporation (the "Company"), and ________________ ("Executive").

W I T N E S S E T H :

        WHEREAS, the Company has determined that Executive holds a position that is critical to the Company;

        WHEREAS, the Company believes that, if it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

        WHEREAS, the Company understands that any such situation could be a distraction to Executive, to the detriment of the Company and its shareholders;

        WHEREAS, the Company desires to assure itself of Executive’s services during the period in which it is confronting such a situation, and to provide Executive with certain financial assurances to enable Executive to perform his or her responsibilities without undue distraction and without bias due to Executive’s personal circumstances; and

        WHEREAS, to achieve these objectives, the Company and Executive desire to enter into an agreement providing the Company and Executive with certain rights and obligations upon the occurrence of a Change of Control (as defined in Section 2);

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Executive hereby agree as follows:

        1.   Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the date on which a Change of Control occurs during the term of this Agreement (as provided in Section 12(c)); provided that (i) anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Executive’s employment with the Company is terminated before the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately before such termination of employment, and (ii) except as provided in clause (i) above, if Executive is not employed by the Company on the date on which a Change of Control occurs, this Agreement shall be void and without effect.

        2.   Definition of Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean (i) a transaction or acquisition as identified in the Company’s Rights Agreement as in effect from time to time; (ii) the consummation of any merger, consolidation, or similar transaction or a purchase of securities pursuant to which (A) the members of the Board of Directors of the Company immediately prior to such transaction do not, immediately after the transaction, constitute a majority of the Board of Directors of the surviving entity or (B) the shareholders of the Company immediately preceding the transaction do not, immediately after the transaction, own at least 50% of the combined voting power of the outstanding securities of the surviving entity; or (iii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, including any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Protective Life Insurance Company.

        3.   Employment Period. Subject to Section 6, the Company agrees to continue Executive in its employ, and Executive agrees to remain in the employ of the Company, for the period (the “Employment Period”) commencing on the Effective Date and ending on the second anniversary of the Effective Date.

        4   Position and Duties. (a)   No Reduction in Position. During the Employment Period, Executive’s position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately before the Effective Date. Executive’s services shall be performed at the location where Executive was employed immediately before the Effective Date.

        (b)   Business Time. From and after the Effective Date, Executive agrees to devote Executive’s full attention during normal business hours to the business and affairs of the Company and to perform faithfully and efficiently the responsibilities assigned to Executive to the extent necessary to discharge such responsibilities, except for periods of vacation, sick leave and other leave to which Executive is entitled. Executive’s continuing to serve on any boards and committees on which Executive is serving or with which Executive is otherwise associated immediately before the Effective Date shall not be deemed to interfere with the performance of Executive’s services for the Company.

        5.   Compensation. (a)   Base Salary. During the Employment Period, Executive shall receive a base salary at a monthly rate at least equal to the monthly base salary paid to Executive by the Company immediately before the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board of Directors or any committee thereof or any individual having authority to take such action in accordance with the Company’s regular practices. Executive’s base salary, as it may be increased from time to time, shall hereafter be referred to as “Base Salary”. Neither the Base Salary nor any increase in Base Salary after the Effective Date shall limit or reduce any other obligation of the Company hereunder.

        (b)   Annual Bonus and Incentive Compensation. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, Executive shall be entitled to receive an (i) annual bonus which is at least equal to the greater of (A) the highest annual bonus, including any bonus provided under the Company’s Annual Incentive Plan (“AIP”), that had been payable to Executive in respect of either of the two fiscal years ended immediately before the Effective Date or (B) the amount that would have been payable to Executive as a target bonus under any bonus program in which Executive participated (including the AIP) for the year in which the Effective Date occurs and (ii) long-term incentive compensation opportunities on terms and conditions no less favorable to Executive than those applicable to Executive before the Effective Date. Any amount payable hereunder as an annual bonus shall be paid as soon as practicable following the year for which the amount is payable, unless electively deferred by Executive pursuant to any deferral programs or arrangements that the Company may make available to Executive.

        (c)   Benefit Plans. During the Employment Period, Executive (and, to the extent applicable, Executive’s dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans at a level that is commensurate with Executive’s participation in such plans immediately before the Effective Date or, if more favorable to Executive, at the level made available to Executive or other similarly situated employees at any time thereafter. Executive shall also be entitled to receive such perquisites as were generally provided to Executive in accordance with the Company’s policies and practices immediately before the Effective Date.

        (d)   Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies and procedures of the Company as in effect immediately before the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to Executive, if such policies and procedures are more favorable to Executive than those in effect immediately before the Effective Date.

        (e)   Indemnification. During and after the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of or related in any way to Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws (the “Governing Documents”); provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect immediately before the Effective Date.

        6.   Termination of Employment. (a)   Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death or termination of employment due to Disability (as defined below) during the Employment Period. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the duties of Executive’s position, as determined in accordance with the policies and procedures applicable with respect to the Company’s long-term disability plan as in effect immediately before the Effective Date.

        (b)   Voluntary Termination. Anything in this Agreement to the contrary notwithstanding, Executive may, upon not less than 10 days’ written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company’s retirement plans as in effect from time to time) during the Employment Period; provided that any termination of employment by Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

        (c)   Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction or plea of nolo contendere to a felony; (ii) an act or acts of extreme dishonesty or gross misconduct on Executive’s part which result or are intended to result in material damage to the Company’s business or reputation; or (iii) repeated material violations by Executive of Executive’s obligations under Section 4, which violations are demonstrably willful and deliberate on Executive’s part and which result in material damage to the Company’s business or reputation.

        (d)   Good Reason. Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the express written consent of Executive, after the Effective Date:

(i)   (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position (including titles), authority or responsibilities as contemplated by Section 4, or (B) any other material adverse change in such position (including titles), authority or responsibilities;

(ii)   any failure by the Company to comply with any of the provisions of Section 5, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)   the Company’s requiring Executive to be based at any office or location more than 20 miles from that location at which Executive performed services specified under the provisions of Section 4 immediately before the Change of Control, except for travel reasonably required in the performance of Executive’s responsibilities; or

(iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11(b).

In no event shall the mere occurrence of a Change of Control, absent any further impact on Executive, be deemed to constitute Good Reason.

        (e)   Notice of Termination. Any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(e). For purposes of this Agreement, a “Notice of Termination” shall mean a written notice given, in the case of a termination for Cause, within 10 business days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of Executive’s having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

        (f)   Date of Termination. For the purpose of this Agreement, the term “Date of Termination” shall mean (i) in the case of a termination of employment for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, and (ii) in all other cases, the actual date on which Executive’s employment terminates during the Employment Period.

        7.   Obligations of the Company upon Termination. (a)   Death or Disability. If Executive’s employment is terminated during the Employment Period by reason of Executive’s death or Disability, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to Executive (or Executive’s beneficiary or estate) (i) Executive’s full Base Salary through the Date of Termination (the “Earned Salary”), (ii) any vested amounts or benefits owing to Executive under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”), and (iii) any other benefits payable due to Executive’s death or Disability under the Company’s plans, policies, programs or arrangements (the “Additional Benefits”).

        Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, policy, program or arrangement.

        (b)   Cause and Voluntary Termination. If, during the Employment Period, Executive’s employment is terminated for Cause or voluntarily terminated by Executive (other than on account of Good Reason following a Change of Control) in accordance with Section 6(b), the Company shall pay Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or such earlier date required by law), following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, policy, program or arrangement.

        (c)   Termination by the Company other than for Cause and Good Reason Termination by Executive.

(i)   Lump Sum Payments. If either (a) the Company terminates Executive’s employment other than for Cause during the Employment Period or (b) Executive terminates employment for Good Reason at any time during the Employment Period, then the Company shall pay to Executive the following amounts:

                                 (A)   Executive’s Earned Salary;

                                 (B)   a cash amount (the “Severance Amount”) equal to three (3) times the sum of

                                         (1)   Executive’s annual Base Salary; and

(2)	the greater of (i) the average of the bonus amount payable (including any amounts payable under the AIP) to Executive (including any amounts the receipt of which Executive elected to defer) with respect to the three fiscal years of the Company (or, if fewer, the number of such fiscal years in which Executive was an employee of the Company or its affiliates) immediately before the Change in Control (including, for this purpose, any AIP Payout (as defined in Section 7(c)(i)(C)) or (ii) the average of the bonus amount payable (including any amounts payable under the AIP) to Executive (including any amounts the receipt of which Executive elected to defer) with respect to the three fiscal years of the Company (or, if fewer, the number of such fiscal years in which Executive was an employee of the Company or its affiliates) immediately before the Date of Termination (including, for this purpose, any AIP Payout); and

(3)	the amount determined by dividing (i) the sum of the Grant Values (as defined below) for the Regular Grants (as defined below) made in the calendar year in which the Change of Control occurred and in the previous two calendar years (or, if the Change of Control occurred in a calendar year in which Executive and other similarly-situated senior executives have not received a Regular Grant, the Regular Grants made in the three calendar years preceding the calendar year in which the Change of Control occurred); provided that any calendar year in which Executive was not an employee of the Company or its affiliates shall be disregarded, by (ii) the number of calendar years taken into account pursuant to clause (i) above. A Regular Grant shall mean any grant or award of performance shares, stock appreciation rights, restricted stock, stock options or other long-term stock-based incentives; provided that any “special” or “one-time” grant or award (as determined by the Committee) shall not be deemed a Regular Grant. The Grant Value of any Regular Grant means (a) the value of each such Regular Grant as of the date of grant (as determined or approved by the Committee), or (b) if no such value has been established by the Committee, the value of each such Regular Grant as of the date of grant as determined by application of the Black-Scholes pricing model or such valuation methodology as may have been regularly used by the Company or its independent compensation consultant before the Change of Control. Notwithstanding the foregoing, (a) the Grant Value of Executive’s Regular Grants in 2002 shall be $______; (b) the Grant Value of Executive’s Regular Grants in 2003 shall be $______; and (c) the Grant Value of Executive’s Regular Grants in 2004 shall be $______.

(C)   if Executive has an annual cash bonus opportunity (including a cash bonus opportunity under the AIP) outstanding and unpaid as of the Date of Termination, a cash payment (the “AIP Payout”) equal to (1) if the Date of Termination is before December 31 of the fiscal year of the Company to which such bonus opportunity relates, an amount equal to Executive’s target bonus opportunity under such bonus plan for such fiscal year, and (2) if the Date of Termination is on or after December 31 of the fiscal year of the Company to which such bonus opportunity relates, an amount equal to the amount Executive would have received under such bonus plan for such fiscal year based on actual achievement of the performance goals with respect thereto (assuming, for this purpose, that all subjective performance measures are achieved at a level equal to the greater of the level determined by the Company pursuant to the terms of such bonus plan and 100%). Payment of the AIP Payout shall be in lieu of payment of any annual cash bonus opportunity otherwise due and payable with respect to the fiscal year of the Company referred to in this Section 7(c)(i)(C).

                                  (D)   the Accrued Obligations.

The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 business days (or such earlier date required by law), following the Date of Termination. The AIP Payout shall be paid in cash in a single lump sum (a) if payable under Section 7(c)(i)(C)(1), as soon as practicable, but in no event more than 10 business days (or such earlier date required by law), following the Date of Termination, and (b) if payable under Section 7(c)(i)(C)(2), as soon as practicable, but in no event more than 30 business days (or such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, policy, program or arrangement.

(ii)   Supplemental Retirement Payment. If Executive is entitled to receive the Severance Amount described in Section 7(c)(i), Executive shall be entitled to receive a supplemental retirement payment, payable in a cash lump sum, equal in value to the actuarial equivalent (as defined below) of (A) the monthly benefit payable to Executive (expressed as a life annuity payable commencing at the later of the Date of Termination and age 65) determined by adding three years to Executive’s credited service as determined at Executive’s Date of Termination under the terms of Company’s qualified defined benefit pension plan and supplemental or excess pension plan (collectively, the “Pension Plans”) as in effect immediately before the Change in Control (subject to any maximum on credited service set forth in the Pension Plans), minus (B) the monthly benefit payable to Executive (expressed as a life annuity payable commencing at the later of the Date of Termination and age 65) determined pursuant to the terms of all defined benefit pension plans (including the Pension Plans), active or frozen, in which Executive is a participant at Executive’s Date of Termination if such plans are sponsored by the Company or its successors or affiliates.

For purposes of this Agreement, “actuarial equivalent” shall mean a benefit actuarially equal in value to the value of a given benefit in a given form or schedule, based upon (1) the mortality table or tables (including any set backs of ages) used to calculate actuarial equivalents under the Pension Plans as of the date on which an actuarial equivalent is being determined under this Agreement and (2) an interest rate equal to the sum of (A) the yield on U.S. 10-year Treasury Notes at constant maturity as most recently published by the Federal Reserve Bank of New York before Executive’s Date of Termination; provided, however, that if such yield has not been so published within 90 days before Executive’s Date of Termination, the interest rate shall be the yield on substantially similar securities on the business day before Executive’s Date of Termination as determined by AmSouth Bank N.A. upon the request of either the Company or Executive, plus (B) .75%.

For purposes of making the foregoing determinations, at the request of Executive in the Notice of Termination given by Executive or in writing within 5 days of Executive’s receipt of Notice of Termination, but in either event at the Company’s expense, the independent pension consultants most recently used by the Company in connection with its qualified pension plan before the Change in Control shall be engaged and shall certify the benefits due to Executive under this Section 7(c)(ii) in writing within 30 days after the Date of Termination. If the amount to be offset under clause (B) of the first paragraph of this Section 7(c)(ii) has not been determined within 30 days after the Date of Termination, no such offset shall be permitted.

(iii)   Continuation of Benefits. If Executive is entitled to receive the Severance Amount described in Section 7(c)(i), Executive (and, to the extent applicable, Executive’s dependents) shall be entitled, after the Date of Termination and until the earlier of (A) the second anniversary of the Date of Termination (the “End Date”) or (B) the date Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee welfare benefit plans including the Company’s hospital, medical, accident, disability, and life insurance plans (the “Benefit Plans”) as were generally provided to Executive in accordance with the Company’s policies and practices immediately before the Effective Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. Executive’s participation in the Benefit Plans will be on the same terms and conditions that would have applied had Executive continued to be employed by the Company through the End Date.

        (d)   Discharge of the Company’s Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e)) following termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have in respect of employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment with the Company and its subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless as provided in Section 5(e).

        (e)   Certain Further Payments by the Company.

(i)   If any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (including any distribution or payment made pursuant to the terms of the Company’s compensation plans or arrangements) (collectively, the “Covered Payments”) are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed, the Company shall pay to Executive at the time specified in Section 7(e)(v) an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii)   For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and as all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed before the Effective Date or tax counsel selected by such accountants (collectively, the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iii)   For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay: (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(iv)   If the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, if any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

If the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(v)   The Tax Reimbursement Payment (or portion thereof) provided for in Section 7(e)(i) shall be paid to Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. If the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

    8.   Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, or limit or otherwise prejudice such rights as Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

    9.   Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others whether by reason of the subsequent employment of Executive or otherwise.

    10.   Legal Fees and Expenses. If Executive asserts any claim in any contest (whether initiated by Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid), including Executive’s reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses; provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

    11.   Successors. (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

    12.   Miscellaneous. (a) Applicable Law; Interpretation. This Agreement shall be governed by and construed and conferred in accordance with the laws of the State of Delaware applied without reference to principles of conflict of laws. If any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. The masculine shall include the feminine (and vice versa), the single shall include the plural (and vice versa), and the words “include” and “including” shall be deemed to be followed by the phrase “without limitation” unless the context clearly requires otherwise. This Agreement may be executed by manual or facsimile signature. The headings in this Agreement are solely for convenience and shall not affect the meaning or interpretation of this Agreement.

        (b)   Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held at a site selected by the arbitrators and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

        (c)   Agreement Term, Termination and Amendment. The initial term of this Agreement shall begin on the date hereof and shall terminate on May 1, 2007. On each May 1 beginning May 1, 2005, the term of this Agreement shall automatically extend by one year unless at least 30 days prior to such May 1 the Board of Directors of the Company determines, and the Company so notifies Executive, that there will be no such extension. The determination made by the Board of Directors as set forth in the preceding sentence shall not be effective if it is reasonably demonstrated by Executive that such determination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control. This Agreement may be amended or modified only by a written agreement signed by the parties hereto or by their respective successors and legal representatives.

        (d)   Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and, without limiting the generality of the foregoing, any Employment Continuation Agreement executed between the Company and Executive before the date of this Agreement is hereby terminated. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive is entering into this Agreement of Executive’s own free will and accord, and with no duress, has read this Agreement, and understands it and its legal consequences.

        (e)   Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:                    at the home address of Executive as set forth in the records of the Company

If to the Company:              Protective Life Corporation
                                            2801 Highway 280 South
                                            Birmingham, Alabama 35223
                                            Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

        (f)   Confidentiality. Executive agrees to keep the terms of this Agreement confidential and agrees not to voluntarily disclose any information concerning this Agreement to anyone except Executive’s spouse, parents, legal counsel or accountant and provided that they (each and all) agree at Executive’s risk to keep such information confidential and not disclose it to others; provided that this nondisclosure provision does not prohibit disclosure (1) at the direction or with the consent of the President or an Executive Vice President of the Company, (2) to tax agencies, (3) as required by law or court order, or (4) as may be necessary to enforce Executive’s rights under this Agreement.

        (g)   Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (h)   Waivers. The failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.

        (i)   Employment at Will. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1, Executive’s employment may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement.

        IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year first above written.

                                            PROTECTIVE LIFE CORPORATION

                                            By:_____________________________
                                            Name:    John D. Johns
                                            Title:   Chairman of the Board, President and
                                                     Chief Executive Officer

                                            EXECUTIVE

                                            Signature:_______________________
                                            Name: